Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Banc of California, Inc. (formerly First PacTrust Bancorp, Inc.) of our reports dated March 28, 2013 with respect to the consolidated financial statements of Banc of California, Inc., and the effectiveness of internal control over financial reporting, which reports appear in the Annual Report on Form 10-K of Banc of California, Inc. for the year ended December 31, 2012 and to the reference to our firm under the heading “Experts” in the Registration Statement. Our report on the effectiveness of internal controls over financial reporting as of December 31, 2012, contains an explanatory paragraph that states that Banc of California, Inc. merged with Beach Business Bank and acquired Gateway Business Bank during 2012, and management excluded from its assessment of the effectiveness of Banc of California, Inc.’s internal control over financial reporting as of December 31, 2012, Beach Business Bank and Gateway Business Bank’s internal control over financial reporting associated with total assets of $454.2 million and total revenues of $31.3 million included in the consolidated financial statements of Banc of California, Inc. and subsidiaries as of and for the year ended December 31, 2012. Our audit of internal control over financial reporting of Banc of California, Inc. also excluded an evaluation of the internal control over financial reporting of Beach Business Bank and Gateway Business Bank.

/s/ KPMG LLP

Irvine, California

February 10, 2014